EXHIBIT 4.16

April 1, 2005

Venture Catalyst, LLC

                            Re: Consulting Agreement
                                --------------------

Dear Venture Catalyst, LLC:

     This letter sets forth our agreement ("AGREEMENT") with respect to Venture Catalyst, LLC ("VC"), providing consulting services to Provectus Pharmaceuticals, Inc. ("PROVECTUS"). This Agreement supercedes all previous Agreements.

1.   Engagement.
     ----------

     (a) Subject to the provisions of this Agreement, VC agrees to provide consulting services to PROVECTUS as and to the extent requested by PROVECTUS. VC agrees to perform the consulting services under this AGREEMENT. VC will not assign any other employee or independent contractor to perform services for PROVECTUS without PROVECTUS's prior written consent (which consent may be conditioned upon the employee or independent contractor agreeing to the confidentiality and developments provisions of this AGREEMENT). VC will cause its personnel to comply with paragraphs 3, 4 and 5 of this AGREEMENT, regardless of whether they have executed a counterpart of this AGREEMENT.

     (b) The consulting services will consist of, but not limited to, VC working on management of various market makers, potential funders and other interested parties in PROVECTUS.

2.   Compensation.
     ------------

     PROVECTUS will pay VC, or its assignees, a fee of $77,000 for services rendered through September 30, 2005 (payable April 8th, 2005), Two Hundred Fifty Thousand (250,000) warrants @ $1.00 exercise price, Two Hundred Sixty Thousand (260,000) restricted shares of common stock of PROVECTUS (50% now and 50% after 90 days) valued at $0.75 per share to cover Investor Relations for 12 months, Fifty Thousand (50,000) restricted shares of common stock of PROVECTUS valued at $0.75 per share to cover Investor Relations as of April 30, 2005 and until the larger Investor Relations program is fully in place, Ten Thousand Seven Hundred Thirty-three (10,733) restricted shares of common stock of PROVECTUS valued at $0.75 per share for services in supporting securing Accredited Investors as of April 15, 2005, 10% cash and 15% warrants @ $1.00 in supporting securing Accredited Investors based on funds invested as of April 15, 2005 (Round 2).

     The Company also acknowledges the Agreement For Business Cooperation in effect since April 15th, 2004, the Confidential Disclosure Agreement in effect since April 22nd, 2004, the Stock Escrow Agreement in effect since May 19th, 2004 for purposes of Reg-S stock purchase agreements, and the General Fee Agreement in effect since May 3, 2004. All immediately above Agreements are terminated and any future business relationships will be separately negotiated on a case-by-case, project-by-project basis.

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3. Confidential Information.
   ------------------------

     (a) During VC' engagement by PROVECTUS and at all times thereafter, VC will hold in trust, keep confidential and not disclose, directly or indirectly, to any third parties or make any use of Confidential Information (defined below) for any purpose except for the benefit of PROVECTUS in the performance of VC' duties. Confidential Information will not be subject to these restrictions if it becomes generally known to the public or in the industry without any fault by VC or any other person or entity, or if PROVECTUS ceases to have a legally protectable interest in it. Upon termination of VC' engagement (regardless of the reason for termination), VC and its personnel will immediately return to PROVECTUS all tangible Confidential Information and any other material made or derived from Confidential Information, including information stored in electronic format and handwritten notes, which is in VC' possession or was delivered to others.

     (b) "Confidential Information" means any and all information that has or could have value or utility to PROVECTUS, whether or not reduced to written or other tangible form and all copies thereof, relating to PROVECTUS's private or proprietary matters, confidential matters or trade secrets. CONFIDENTIAL INFORMATION includes, but is not limited to, the following:

          (1) technical information (whether or not subject to patent registration or protection), such as research and development, methods, trade secrets, know-how, formulas, compositions, protocols, processes and techniques, discoveries, machines, inventions, ideas, computer programs (including software and data used in all such programs), drawings, specifications;

          (2) except to the extent publicly disclosed by PROVECTUS without any fault by VC, information relating to PROVECTUS's patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all improvements and inventions related thereto;

          (3) business information, such as information concerning any products, customers, suppliers, production, developments, costs, purchasing, pricing, profits, markets, sales, accounts, customers, financing, acquisitions, strategic alliances or collaborations, expansions; and

          (4) other information relating to PROVECTUS's business practices, strategies or policies.

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4.   Developments.
     ------------

          (a) VC will promptly and fully disclose in writing to PROVECTUS's President all Developments that result from or are related to duties assigned to VC by PROVECTUS or from the use of any of PROVECTUS's assets (including any intellectual property or Confidential Information) or facilities. "Developments" means any and all inventions, discoveries, improvements, know-how, works or other intellectual property (whether or not subject to registration with any governmental office) VC conceive, reduce to practice, discover or make, alone or with others, during VC' engagement and for twelve (12) months after termination (regardless of the reason for termination).

          (b) VC hereby assign and transfer to PROVECTUS all of their respective right, title and interest in and to all Developments. VC agrees to sign and deliver to PROVECTUS (during and after engagement) other documents PROVECTUS considers necessary or desirable to evidence its ownership of Developments. All copyrightable works that are Developments, whether or not works made for hire (as defined in 17 U.S.C. ss.101), shall be owned by PROVECTUS and it may file and own the same as the author throughout the world. If PROVECTUS is unable for any reason to secure the signature of VC on any document necessary or desirable to apply for, prosecute, obtain, or enforce any patent, trademark, service mark, copyright, or other right or protection relating to any Development, VC hereby irrevocably designates and appoints PROVECTUS and each of PROVECTUS's duly authorized officers and agents, as their respective agent and attorney-in-fact to act for and in their behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, trademarks, service marks, copyrights, or other rights or protections with the same force and effect as if personally executed and delivered by VC. VC agrees that this power of attorney is irrevocable and is coupled with an interest and thereby survives their respective dissolution, death or disability.

5.   No  Conflicts.  VC  represents  and warrants to, and agrees with  PROVECTUS
     -------------   that:

          (a) They are under no contractual or other obligation or restriction, which is inconsistent with their obligations under this Agreement or the performance of their duties for PROVECTUS. Without limiting the generality of the foregoing, performing duties for PROVECTUS will not cause VC to breach any agreement or other duty which obligates any of them to keep in confidence any confidential or proprietary information or trade secret of any third party or to refrain from competing, directly or indirectly, with the business of any third party.

          (b) VC has no ownership or other interest in any idea, invention or other item of intellectual property that will be used in performing duties for PROVECTUS, and all Developments will be free and clear of any encumbrances or claims of third parties. In performing duties for PROVECTUS, VC will not disclose to PROVECTUS or use any confidential or proprietary information or trade secret of any third party, and none of them will interfere with the business of any third party in any way contrary to applicable law.

          (c) In performing duties for PROVECTUS, VC will comply with applicable laws and regulations.


                                       3

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6.   Term; Termination.
     -----------------

          The term of this Agreement will commence on the date VC countersigns a copy of this Agreement below and will continue for one month thereafter. However, there is no fixed or guaranteed minimum number of days or hours ascribed to this AGREEMENT. Notwithstanding the foregoing, this AGREEMENT may be terminated by VC or PROVECTUS at any time, with or without cause, by written notice to the other. Obligations under section 3 and section 4 above survive termination of this AGREEMENT.

7.   Severability; Choice of Law; Injunction.
     ---------------------------------------

          If any provision of this AGREEMENT is deemed by a court of competent jurisdiction to be unenforceable or invalid, the enforceability and validity of all other provisions hereof shall not be affected thereby and such court shall modify the unenforceable or invalid provision to the extent necessary to render it enforceable and valid and such provision shall be enforced as modified. VC agrees that the time period and scope of the covenants in sections 3 and 4 above are reasonable and appropriate under the circumstances of PROVECTUS's business and their unique skills. This AGREEMENT shall be governed and interpreted in accordance with the laws of the State of Tennessee without regard to its provisions on conflicts of law. Without limiting any other available remedies at law or in equity, PROVECTUS will be entitled to injunctive relief restraining any individual or entity from participating in any breach or threatened breach of this AGREEMENT without having to post a bond or security.

8.   Independent Contractor.
     ----------------------

          The parties' relationship to one another under this AGREEMENT is of that of independent contractors. VC is not an employee or agent of PROVECTUS and none of them have authority to bind or incur liability for PROVECTUS except as may be expressly authorized in writing.

9.   Miscellaneous.
     -------------

          This AGREEMENT may not be amended or modified except by a written instrument signed by both parties after the date of this AGREEMENT. This AGREEMENT may be assigned by PROVECTUS and shall inure to the benefit of PROVECTUS, its successors and assigns, but may not be assigned or delegated by VC without PROVECTUS's prior written consent (not to be unreasonably withheld). This AGREEMENT supersedes all prior AGREEMENTS, negotiations and representations, written or oral, between the parties with respect to the subject matter contained herein. Any waiver of any breach of, or failure to enforce, any of the provisions of this AGREEMENT shall not operate as a waiver of any other breach or waiver of performance of such provisions or any other provisions. If the undersigned consultant is a natural person, the pronoun "it" should be construed to mean "him" or "her" as the context requires.

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     Please  indicate your  AGREEMENT to the foregoing by signing a copy of this letter below and returning it to me.

                                       Very truly yours,



                                       H. Craig Dees, Ph.D.
                                       CEO

Accepted and Agreed to
as of April 1, 2005.


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Signature


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